Registration No. 333-60803

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                TANDY CORPORATION
             (Exact name of registrant as specified in its charter)

                      Delaware                           75-1047710
       (State or other jurisdiction of    (I.R.S.employer identification number)
        incorporation or organization)

                100 Throckmorton Street, Suite 1800, Fort Worth,
                Texas 76102 817-415-3700 (Address, including zip
                code, and telephone number, including area code,
                  of registrant's principal executive offices)
          M. C. Hill, Esq.                        Copies of Correspondence to:
Vice President, Corporate Secretary                  Dwight A. Kinsey, Esq.
      and General Counsel                   Satterlee Stephens Burke & Burke LLP
      Tandy Corporation                               230 Park Avenue
 100 Throckmorton Street, Suite 1800            New York, New York  10169
     Fort Worth, Texas 76102                           212-818-9200
          817-415-3924

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a  post-effective  amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
                                                                        Proposed
                                                  Proposed              maximum
                                                  maximum               aggregate               Amount of
    Title of securities       Amount to be        offering price        offering                registration
    to be registered(1)       registered (2)      per share (3)         price (3)               fee
    Common Stock              100,000             $57.6875              $5,768,750.00           $1701.78
    per value
    $1 per share

(1)  Includes  Preferred  Stock  Purchase  Rights  under the  Tandy  Corporation
Shareholder   Rights  Agreement.
(2) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.
(3) Calculated based upon the average of the high and low prices as reported by the New York Stock Exchange and published in the Wall Street Journal as of a date within five(5) business days prior to the date of filing this registration statement in accordance with Rule 457 (c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                                TANDY CORPORATION

                        Dealer/Franchisee Rewards Program
                               Take Stock In Tandy

         The Dealer/Franchisee Rewards Program, "Take Stock In Tandy" (the "Plan") of Tandy Corporation ("Tandy" or "Company") provides individual Dealer/Franchisees of the Company with a means to acquire shares of Tandy Corporation common stock, par value $1.00 per share ("Common Stock"), based on the amount of Credits (as defined in the Plan) awarded by the Company which are attributable to the levels of annual Net Purchases (as defined in the Plan) of Tandy supplied products. If a Dealer/Franchisee voluntarily elects to redeem the Credits for $25.00 per Credit, Tandy will contribute an additional $25.00 per Credit awarded and redeemed to purchase Common Stock. A broker - dealer may be selected by the Company ("Agent") to be an agent for stock purchases and sales.

         The price of shares of Common Stock purchased under the Plan will be a price equal to the closing price of shares of Common Stock on the last trading day of February of the applicable calendar year (the "Closing Price"). All purchases of Common Stock made pursuant to the Plan will be made directly from the Company and not in the open market. The Closing Price will not include any trading or brokerage fees. The Common Stock is traded on the New York Stock Exchange. This Prospectus relates to 100,000 shares of Common Stock.

         To the extent required by applicable law in certain jurisdictions, shares offered under the Plan will be offered through the Agent.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE


                    The date of this Prospectus is August 17, 1998.

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be accessed through the Commission's web site at (http://www.sec.gov) and also can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, N.W. Washington, D.C. 20549 and at the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

             The Company has filed with the Commission a registration statement on Form S-3 together with all amendments and exhibits (the "registration statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the registration statement.

             Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             Incorporated herein by reference (File No. 1-5571) is the Company's Annual Report on Form 10-K for the year ended December 31, 1997, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, its Current Report on Form 8-K filed February 2, 1998, its Current Report on Form 8-K filed April 6, 1998, its Current Report on Form 8-K filed June 22, 1998, the description of the Company's Common Stock contained in registration statement No. 33-45180, the description of the Company's Preferred Share Purchase Rights contained in the Company's registration statement on Form 8-A filed on June 27, 1990.

             All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Plan shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests should be directed to the Corporate Secretary, Tandy Corporation, 100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102. Telephone requests may be directed to (817) 415-3021.

                                   THE COMPANY

             The Company is a leading marketer of consumer electronics with a broad retail distribution system. The Company is engaged in marketing products and services in such diverse technologies as audio, video, telephony and personal computers. The Company markets its products primarily in the United States. The retail distribution system is comprised of the RadioShack store chain and the Computer City, Inc. store chain. Computer City, Inc is a wholly owned subsidiary of the Company. RadioShack, through Company-owned stores and independently owned dealer/franchisees, distributes primarily private label electronic parts and accessories, audio/visual equipment, digital satellite systems, personal computers, cellular and conventional telephones, as well as specialized products such as scanners, electronic toys and hard to findaccessories and batteries. Computer City, Inc. operates primarily as a "Supercenter" retail format featuring many name brand computers, software and related products.

             On June 22, 1998, the Company announced that it had signed a definitive agreement with CompUSA Inc. for the sale of 100% of the outstanding common stock of Computer City, Inc. for a sum which was initially estimated to be $275.0 million which is subject to a post closing adjustment. In connection with the sale, the Company recorded a pre-tax charge of $73.2 million during the second quarter of 1998. On July 31, 1998, the Company received notice from the Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976. However, the consummation of the sale is still subject to certain conditions as well as customary due diligence. It is currently anticipated that the sale will close by the end of the third quarter of 1998; however, presently, there can be no assurance that such sale will be completed.

             The Company's principal executive offices are located at 100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102. The Company's mailing address is 100 Throckmorton Street, Suite 1800, P.O. Box 17180, Fort Worth, Texas 76102 and its telephone number is (817) 415-3700.


                            TAKE STOCK IN TANDY PLAN

Advantages and Features

             Some of the advantages and features of the Plan which are described in this Prospectus are:

      Enrolled Dealer/Franchisees of the Company ("Participants") who satisfy the requirements of the Plan may purchase shares of Common Stock by redeeming Credits and the redemption price paid will be matched by the Company.

      Participants obtain an ongoing ownership stake in the Company.

      Participants purchase Common Stock without incurring a brokerage fee or other transaction costs.

      After purchase, Participants will receive any cash dividends declared on Common Stock held.

      Personal recordkeeping is simplified by the Plan Administrator's issuance of statements indicating activity.

Plan Administration

             The Company,  as  administrator  and its designated  persons ("Plan
Administrator"), administers the Plan, keeps records, sends statements of account activity to Participants and performs clerical and ministerial duties related to the Plan. The Plan Administrator will purchase all shares of Common Stock to be acquired under the Plan.

All inquiries and instructions concerning the Plan should be directed to:

             Tandy Corporation
             c/o Shareholder Services
             100 Throckmorton Street
             Suite 1700
             Fort Worth, Texas  76102

Plan Qualification

             In order to qualify to receive Common Stock under the Plan, a Dealer/Franchisee of the Company must satisfy all the following requirements:

      A Dealer/Franchisee must meet or exceed required levels of increases (from the previous year) in the annual Net Purchases (defined below) of Company products during the full calendar year as described in the Appendix attached to this Prospectus, (the "Appendix");

      A Dealer/Franchisee, on December 31 of each year must have been an active Dealer/Franchisee of the Company for at least a portion of January, and each month thereafter of the full calendar year, and be conducting an ongoing business and Company records must reflect each of these facts;

      A Dealer/Franchisee's accounts payable to the Company must be current as of both December 31 of each calendar year and the time of purchase of Common Stock under the Plan; and

      A Dealer/Franchisee, at the time of purchase of Common Stock under the Plan, must also continue to be an active Dealer/Franchisee of the Company.

             During the first year the Plan is in effect, the requirements to qualify to receive Common Stock under the Plan shall commence and be measured as of January 1, 1998.

Plan Enrollment

             Plan enrollment forms will be sent to active Dealer/Franchisees of the Company who may become eligible to redeem Credits under the Plan and who are purchasing Company products from or through the RadioShack Dealer/Franchisee division which are intended for resale ("Products"). When this form is completed and returned to the Plan Administrator, a Dealer/Franchisee shall be a Participant in the Plan and may become eligible to receive Common Stock subject to and in accordance with the terms of the Plan. Participation in the Plan is entirely voluntary.

             As soon as practicable after completion of initial enrollment, the Plan Administrator will mail a statement to each Participant notifying them of the establishment of their account and setting forth other details. Receipt of such statement serves as notification of enrollment in the Plan.

             The Company may elect not to enroll a person in the Plan if that person resides in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable state blue sky laws, securities laws or other requirements makes enrollment impracticable or inadvisable.

Purchasing Common Stock

             Once a person is a Participant in the Plan he or she will be awarded credits valued at $25.00 each for purposes of the Plan ("Credits") for achieving various levels of annual Net Purchases (defined below) of Products as described in the section entitled "Awarding Credits" below. These Credits may be applied toward the purchase of Company Common Stock as described below. The number of Credits awarded at each required Net Purchase level of Products will vary depending on the applicable percentage of annual Product Net Purchase gain or loss (from the previous year) achieved by the retail location[s] owned by a Participant. These Credits shall be applied after the end of the applicable year by the Plan Administrator to a memorandum book account maintained by the Plan for each Participant (the "Participant's Account"). Should a Participant elect under the Plan to purchase Company Common Stock (see the section entitled "Election and Distribution of Common Stock" below), a Participant may redeem the Credits awarded by paying the Company $25.00 per Credit. Upon receipt of this payment, the Company will credit to a Participant's Account an amount of Credits equal to the Credits accrued and redeemed by that Participant during the calendar year (the "Company Contribution"). The whole number of shares of Common Stock resulting from the division of the Closing Price into the value of the total number of Credits awarded and redeemed by a Participant plus the Company Contribution in a Participant's Account shall be sent to a Participant in the manner and under the conditions and at the time described in the section entitled "Election and Distribution of Common Stock" below. For example, if a Participant has been awarded and redeems five Credits of $25.00 each ($125.00), then the Company Contribution will be an additional $125.00 for a total of $250.00 for the purchase of Common Stock. Assuming, in this example that the Closing Price of Common Stock is $50.00 per share, a Participant would receive five shares of Common Stock. No fractional shares of Common Stock will be issued nor will any unused or partial Credits be carried forward nor will the Participant receive any cash from the Company other than a refund of any excess cash payment for Common Stock that may be made by a Participant which would only be represented by a portion of a fractional share.

Awarding Credits

             In order to be awarded Credits, the Plan requires an average of a minimum of $50,000 of annual Net Purchases of Products per retail location owned by a Participant. "Net Purchases" for purposes of the Plan means, the purchase of Products supplied or billed from a RadioShack warehouse/distribution center, through the Company's RadioShack Dealer/Franchisee division, to the Dealer/Franchisee, net of returns, credits for defective merchandise, and other credits, and such Net Purchases shall be determined solely from the year-end purchase/sale records of the Company's RadioShack Dealer/Franchisee division. As Net Purchases increase (both in amount and as compared to the previous year) the number of Credits awarded increases. The chart in the Appendix sets out the Credit award levels for both single and multiple locations. The Plan has two award levels. A retail location with Net Purchases of less than $150,000 a calendar year and having an annual double digit Net Purchase gain will be awarded twice the number of Credits as a similar retail location achieving an annual single digit gain in Net Purchases. Also, a retail location with Net Purchases of more than $150,000 a calendar year and achieving a 5% or greater increase in Net Purchases in a calendar year, will be awarded twice the amount of Credits as similar retail location achieving a gain in Net Purchase of 0% to 4.99% in a calendar year. All retail locations that show an annual decrease in Net Purchases of 5% or greater will not be awarded Credits.

             If multiple retail locations are owned by a Participant, and the average annual Net Purchases for all these locations equal at least $50,000 per location, those purchases will qualify to be awarded Credits in order to be eligible to purchase Common Stock. Two retail locations require $100,000 Net Purchases of Products or an average of $50,000 per location. That is, one location may have $60,000 of Net Purchases of Products and another location may have $40,000 of Purchases and both will qualify under the Plan to be awarded Credits. After reaching the minimum Net Purchase requirement, each $25,000 of Net Purchase increment would be awarded Credits the same as a single retail location. New Dealer/Franchisees who order, pay for, and receive Products as of January of any year will be eligible to qualify to be awarded Credits in order to receive Common Stock for Product Net Purchases during that year as set out in the Appendix. New Dealer/Franchisees purchasing Products commencing any time between February 1 and December 31 of a year will be eligible to qualify to be awarded Credits which can be applied to the purchase of Common Stock in the following year. If an existing Dealer/Franchisee (as of January of any calendar year)opens a new retail location at any time during the calendar year and the average annual Net Purchases for all retail locations owned by that Dealer/Franchisee equal at least $50,000 per location, then the Net Purchase of the new location will qualify to be awarded Credits to earn Common Stock.

Election and Distribution of Common Stock

             As promptly as practicable after the end of February of the applicable calendar year, but no later than March 10, the Plan Administrator will mail to each Participant notice of the Closing Price and an election and payment form as well as a statement of the amount, if any, of Credits in the Participant's Account. Should a Participant elect to redeem Credits in order to receive the Company Contribution and acquire Common Stock, a Participant must complete the election form, enclose payment for the Credits and deliver the form and payment to the Company not later than April 10 of the applicable year. Upon receipt of the election form and determining that good and sufficient funds have been received, the Company shall distribute to each Participant who qualifies under the Plan the whole number of shares of Common Stock resulting from the division of the Closing Price into the value of the total number of Credits awarded and redeemed by a Participant plus the Company Contribution in a Participant's Account. It is expected that shares of Common Stock will be mailed to Participants prior to April 30 of each year the Plan is in effect.

             Any Credits awarded during any one calendar year and not utilized to purchase Common Stock shall be canceled as of April 1 of the immediately succeeding calendar year. Credits have no value outside of the Plan and may not be sold, hypothecated, pledged, assigned or otherwise transferred.

Cash Dividends

             Declared cash dividends on Common Stock will not be applied to Credits in a Participant's Account. Participants will only be entitled to receive cash dividends declared by the Company upon and after they become a record owner of Common Stock and remain a record owner on the dividend record date.

Voting of Stock

             Participants shall not have any voting rights with respect to Credits. Upon and after becoming a owner of record of Common Stock, Participants shall have the voting rights accorded to owners of Company Common Stock.

Changes in Capitilization

             In the event of a stock dividend, stock split, merger or recapitilization of the Company affecting the number of outstanding shares of Common Stock, the number of Credits applied to a Participant's Account shall not be adjusted.

Withdrawal - Early Payment

             There are no early payment or withdrawal rights under the Plan.

Beneficiary Rights

             There are no rights under the Plan to designate a beneficiary of Credits or otherwise gift, devise or bequeath the right to receive Common Stock under the Plan.

Transfer; Assignment

             Neither the shares of Common Stock (prior to receipt by a Participant) nor any interest in the Credits held under the Plan shall be sold, transferred, assigned, alienated, pledged, or otherwise encumbered or disposed of in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a Participant to sell, transfer, assign, alienate, pledge, or otherwise encumber or dispose his or her interest in such shares of Common Stock (prior to receipt) or the Credits for his or her debts, liabilities in tort or contract, or otherwise, then the Company (in its absolute discretion) may terminate the Participant from the Plan and the Participant shall have no further rights under the Plan or in any Credits including the right, if any, to receive Common Stock.

Administration

             The  Plan  shall  be  administered  by  the  Company  as  the  Plan
Administrator and its President or such other person or persons as may be designated by the President.

             The power and authority of the Company with respect to the administration of the Plan shall include, in addition to those conferred elsewhere in the Plan, but not be limited to:

             1.   Authorizing delivery of Common Stock;
             2. Making, amending and enforcing all appropriate rules and regulations for the administration of the Plan; and
             3. Deciding or resolving any and all questions or disputes as may arise in connection with the Plan.

             Any determination, decision or action of the Company concerning or with respect to any question, dispute or disagreement arising out of or in connection with the construction, interpretation, administration and application of the Plan and of its rules and regulations, shall lie within the absolute discretion of the Company and shall be final and binding upon all Participants and any persons claiming by, under or through the Participant.

Limitation of Participant's Rights

             No Participant nor any person claiming under or through any Participant shall have any right or interest in the Plan that is not expressly granted.

Delivery in the Event of Death

             In the event of the death of the Participant, any delivery of Common Stock otherwise due under the terms of Plan shall be made to the executor or administrator of the estate of the Participant.

Notices, Communication, Delivery and Identity

             All notices, delivery of Common Stock and communications to a Participant under or in connection with the Plan shall be deemed to have been duly given, made or delivered when mailed with postage prepaid, or sent by overnight express delivery service to the Participant at the address last appearing on the records of the Company.

             All notices, instructions or other communications by a Participant to the Company under or in connection with the Plan shall be duly given, made or delivered only when in fact received by the Company at the address specified above.

             The identity of a Dealer/Franchisee of the Company for all purposes under the Plan shall be determined solely from the records of the Company's RadioShack Dealer/Franchisee division.

Amendment, Suspension or Termination

             The Company may amend, suspend or terminate the Plan at any time or from time to time.

Cash Refund

             If prior to receipt of Common Stock under the Plan, the Plan is suspended or terminated or a Participant terminates participation in the Plan for any reason, any cash payment previously made by a Participant shall be promptly refunded.

Tax Consequences of Participation in the Plan

THE FOLLOWING DISCUSSION IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT LAW OF CREDITS AWARDED AND REDEEMED UNDER THE PLAN. THIS INFORMATION IS NOT A COMPLETE EXPLANATION OF THE TAX CONSEQUENCES OF SUCH CREDITS. PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISIOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE REDEMPTION OF CREDITS AND THE OWNERSHIP AND DISPOSITION OF THE UNDERLYING SECURITIES.

         A Participant will not recognize taxable income upon the award of Credits under the Plan. Should a Participant elect to redeem Credits in order to receive the Company Contribution and acquire Common Stock, the Participant will recognize taxable income to the extent the fair market value of the Common Stock acquired exceeds the amount paid for the Common Stock by the Participant not including any Company Contribution. For purposes of determining the amount of taxable income recognized by the Participant upon the acquisition of Common Stock, the fair market value of the Common Stock shall be equal to the number of shares acquired by the Participant multiplied by the average of the high and low trading prices of shares of Common Stock on the New York Stock Exchange on the date the shares are distributed to the Participant.

         The amount of taxable income generated upon the acquisition of Common Stock by the Participant, if any, will be determined by the Company and reported to the Internal Revenue Service on Form 1099-MISC, Miscellaneous Income. A copy of Form 1099-MISC will be provided to the Participant in the year following the calendar year in which the stock is purchased. An exception to this reporting requirement is provided for taxable income recognized by Participants which are incorporated.

         For purposes of determining gain or loss on the subsequent disposition of Common Stock acquired under the Plan, the Participant's cost basis will be equal to sum of the amount paid by the Participant plus the amount of taxable income, if any, recognized upon the acquisition of the Common Stock. The difference, if any, between the sales price of the shares and the cost basis of the shares will be treated as a long-term or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the date of acquisition.

         The Participant will also be subject to tax on the amount of any dividends earned with respect to Common Stock purchased under the Plan. The Company will report to the Internal Revenue Service the amount of dividends paid to the Participant on Form 1099-DIV, Dividend Income. A copy of Form 1099-DIV will be provided to the Participant in the year following the calendar year in which the dividends are paid. An exception to this reporting requirement is provided for dividends paid to Participants which are incorporated.

             In the event taxable income recognized by a Participant on the acquisition of Common Stock is subject to U.S. Federal income tax withholding, the Plan Administrator will withhold the required amount of taxes and remit them to the appropriate taxing authority . Any withholding of tax required upon the issuance of Common Stock will be satisfied by withholding shares equal to the fair market value of the required withholding tax on the date of acquisition.

No Rights as a Shareholder

             No Participant will have the right to exercise any of the rights and privileges of a shareholder of the Company with respect to any Credits applied to a Participant's Account under the Plan.

Funds, Common Stock Set Aside for Payment

             Tandy will not set aside monies or Common Stock or establish a trust or fund to assist in the delivery of Common Stock. Participants and their personal representatives shall have rights under the Plan no greater than general unsecured creditors of Tandy.

Limitation on Liability

             Neither the Company nor the Plan Administrator shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices of the Common Stock (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Securities Act of 1933 or other applicable federal securities laws), or (b) for any fluctuation in the market value before or after purchase or sale of Common Stock.

Governing Law

             The terms and conditions of the Plan and its operation are governed by the laws of the State of Texas.

                                 USE OF PROCEEDS

             All purchases of Common Stock made pursuant to the Plan will be made directly from the Company and sourced or fulfilled with Common Stock from the Company's Treasury Stock. The Plan or the Agent will not make any open market purchases of Common Stock for Plan purposes. The principal purpose for the Plan is to provide Dealer/Franchisees of the Company with shares of Common Stock in order to align their interests with that of the Company and to motivate the Dealer/Franchisees to increase their purchases of Company Products. The Company will receive proceeds from these purchases and from the redemptions of Credits by Participants. The proceeds from purchases of Common Stock or redemptions of Credits shall be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

             All costs, fees and commissions incurred by the Plan (including any brokers fees and commissions) and those related to the administration of the Plan will be paid by the Company. As described in the Plan, shares of Common Stock of the Company will be issued to Dealer/Franchisees of the Company from the Company's Treasury Stock in exchange for Credits earned and paid for by Participants and the Company Contribution. No open market purchases of Common Stock will be made for Plan purposes.

                                  LEGAL MATTERS

     Certain legal matters related to the Common Stock offered hereby will be passed upon for the Company by M. C. Hill, Esq., Vice President, Corporate Secretary and General Counsel for the Company. Mr. Hill owns shares of Common Stock of the Company.

                                     EXPERTS

             The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    APPENDIX

Minimum Annual Purchases Required to Participate in Stock Program $50,000 PER STORE Purchase Levels are tiered in $25,000 increments

STARTING AT THE $50,000 PURCHASE LEVEL
                Purchase                        Credits Issued             Credits Issued              Credits Issued
                 Levels                       with Sales Loss of        with a Sales Gain of          With a Sales Gain
                                             Negative 0 to -4.99%       Positive 0 to 9.99%*          of 10% or Greater
            $50,000 TO $74,999                         5                         10                          20
            $75,000 TO $99,999                         7                         15                          30
           $100,000 TO $124,999                       10                         20                          40
           $125,000 TO $149,999                       12                         25                          50

 STARTING AT THE $150,000 PURCHASE LEVEL
                Purchase                        Credits Issued             Credits Issued              Credits Issued
                 Levels                       with Sales Loss of        with a Sales Gain of          With a Sales Gain
                                             Negative 0 to -4.99%       Positive 0 to 4.99%*          of 5% or Greater
           $150,000 TO $174,999                       15                         30                          60
           $175,000 TO $199,999                       17                         35                          70
           $200,000 TO $224,999                       20                         40                          80
           $225,000 TO $249,999                       22                         45                          90
           $250,000 TO $274,999                       25                         50                          100
           $275,000 TO $299,999                       27                         55                          110
           $300,000 TO $324,999                       30                         60                          120
           $325,000 TO $349,999                       32                         65                          130
           $350,000 TO $374,999                       35                         70                          140
           $375,000 TO $399,999                       37                         75                          150
           $400,000 TO $424,999                       40                         80                          160
           $425,000 TO $449,999                       42                         85                          170
           $450,000 TO $474,999                       45                         90                          180
           $475,000 TO $499,999                       47                         95                          190
           $500,000 TO $524,999                       50                        100                          200
           $525,000 TO $549,999                       52                        105                          210
           $550,000 TO $574,999                       55                        110                          220
           $575,000 TO $599,999                       57                        115                          230
           $600,000 TO $624,999                       60                        120                          240
           $625,000 TO $649,999                       62                        125                          250
           $650,000 TO $674,999                       65                        130                          260
           $675,000 TO $699,999                       67                        135                          270
           $700,000 TO $724,999                       70                        140                          280
           $725,000 TO $749,999                       72                        145                          290
           $750,000 TO $774,999                       75                        150                          300
           $775,000 TO $799,999                       77                        155                          310
           $800,000 TO $824,999                       80                        160                          320
           $825,000 TO $849,999                       82                        165                          330
           $850,000 TO $874,999                       85                        170                          340
           $875,000 TO $899,999                       87                        175                          350
           $900,000 TO $924,999                       90                        180                          360
           $925,000 TO $949,999                       92                        185                          370
           $950,000 TO $974,999                       95                        190                          380
           $975,000 TO $999,999                       97                        195                          390
         $1,000,000 TO $1,024,999                     100                       200                          400
         $1,025,000 TO $1,049,999                     102                       205                          410
         $1,050,000 TO $1,074,999                     105                       210                          420
         $1,075,000 TO $1,099,999                     107                       215                          430
         $1,100,000 TO $1,124,999                     110                       220                          440
         $1,125,000 TO $1,149,999                     112                       225                          450
         $1,150,000 TO $1,174,999                     115                       230                          460
         $1,175,000 TO $1,199,999                     117                       235                          470
         $1,200,000 TO $1,224,999                     120                       240                          480
         $1,225,000 TO $1,249,999                     122                       245                          490
         $1,250,000 TO $1,274,999                     125                       250                          500
         $1,275,000 TO $1,299,999                     127                       255                          510
         $1,300,000 TO $1,324,999                     130                       260                          520
         $1,325,000 TO $1,349,999                     132                       265                          530
         $1,350,000 TO $1,374,999                     135                       270                          540
         $1,375,000 TO $1,399,999                     137                       275                          550
         $1,400,000 TO $1,424,999                     140                       280                          560
         $1,425,000 TO $1,449,999                     142                       285                          570
         $1,450,000 TO $1,474,999                     145                       290                          580
         $1,475,000 TO $1,499,999                     147                       295                          590
         $1,500,000 TO $1,524,999                     150                       300                          600
         $1,525,000 TO $1,549,999                     152                       305                          610
         $1,550,000 TO $1,574,999                     155                       310                          620
         $1,575,000 TO $1,599,999                     157                       315                          630
         $1,600,000 TO $1,624,999                     160                       320                          640
         $1,625,000 TO $1,649,999                     162                       325                          650
         $1,650,000 TO $1,674,999                     165                       330                          660
         $1,675,000 TO $1,699,999                     167                       335                          670
         $1,700,000 TO $1,724,999                     170                       340                          680
         $1,725,000 TO $1,749,999                     172                       345                          690
         $1,750,000 TO $1,774,999                     175                       350                          700
         $1,775,000 TO $1,799,999                     177                       355                          710
         $1,800,000 TO $1,824,999                     180                       360                          720
         $1,825,000 TO $1,849,999                     182                       365                          730
         $1,850,000 TO $1,874,999                     185                       370                          740
         $1,875,000 TO $1,899,999                     187                       375                          750
         $1,900,000 TO $1,924,999                     190                       380                          760
         $1,925,000 TO $1,949,999                     192                       385                          770
         $1,950,000 TO $1,974,999                     195                       390                          780
         $1,975,000 TO $1,999,999                     197                       395                          790
         $2,000,000 TO $2,024,999                     200                       400                          800
         $2,025,000 TO $2,049,999                     202                       405                          810
         $2,050,000 TO $2,074,999                     205                       410                          820
         $2,075,000 TO $2,099,999                     207                       415                          830
         $2,100,000 TO $2,124,999                     210                       420                          840
         $2,125,000 TO $2,149,999                     212                       425                          850
         $2,150,000 TO $2,174,999                     215                       430                          860
         $2,175,000 TO $2,199,999                     217                       435                          870
         $2,200,000 TO $2,224,999                     220                       440                          880
         $2,225,000 TO $2,249,999                     222                       445                          890
         $2,250,000 TO $2,274,999                     225                       450                          900
         $2,275,000 TO $2,299,999                     227                       455                          910
         $2,300,000 TO $2,324,999                     230                       460                          920
         $2,325,000 TO $2,349,999                     232                       465                          930
         $2,350,000 TO $2,374,999                     235                       470                          940
         $2,375,000 TO $2,399,999                     237                       475                          950
         $2,400,000 TO $2,424,999                     240                       480                          960
         $2,425,000 TO $2,449,999                     242                       485                          970
         $2,450,000 TO $2,474,999                     245                       490                          980
         $2,475,000 TO $2,499,999                     247                       495                          990
         $2,500,000 TO $2,524,999                     250                       500                         1000
         $2,525,000 TO $2,549,999                     252                       505                         1010
         $2,550,000 TO $2,574,999                     255                       510                         1020
         $2,575,000 TO $2,599,999                     257                       515                         1030
         $2,600,000 TO $2,624,999                     260                       520                         1040
         $2,625,000 TO $2,649,999                     262                       525                         1050
         $2,650,000 TO $2,674,999                     265                       530                         1060
         $2,675,000 TO $2,699,999                     267                       535                         1070
         $2,700,000 TO $2,724,999                     270                       540                         1080
         $2,725,000 TO $2,749,999                     272                       545                         1090
         $2,750,000 TO $2,774,999                     275                       550                         1100
         $2,775,000 TO $2,799,999                     277                       555                         1110
         $2,800,000 TO $2,824,999                     280                       560                         1120
         $2,825,000 TO $2,849,999                     282                       565                         1130
         $2,850,000 TO $2,874,999                     285                       570                         1140
         $2,875,000 TO $2,899,999                     287                       575                         1150
         $2,900,000 TO $2,924,999                     290                       580                         1160
         $2,925,000 TO $2,949,999                     292                       585                         1170
         $2,950,000 TO $2,974,999                     295                       590                         1180
         $2,975,000 TO $2,999,999                     297                       595                         1190

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Tandy Corporation since the date thereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

           TABLE OF CONTENTS

              Prospectus

Available Information..........................    2
Incorporation by Reference.....................    2
The Company....................................    3
Take Stock in Tandy............................    3
     Advantages and Features...................    3
     Plan Administration.......................    3
     Plan Qualification........................    4
     Plan Enrollment...........................    4
     Purchasing Common Stock...................    4
     Awarding Credits..........................    5
     Election and Distribution of Common Stock.    6
     Cash Dividends............................    6
     Voting of Stock...........................    6
     Changes in Capitilization.................    6
     Withdrawal - Early Payment................    6
     Beneficiary Rights........................    6
     Transfer; Assignment......................    6
     Administration............................    7
     Limitation of Participant's Rights........    7
     Delivery in the Event of Death............    7
     Notices, Communications and Delivery......    7
     Amendment, Suspension or Termination......    7
     Cash Refund...............................    7
     Tax Consequences..........................    8
     No Rights as a Shareholder................    8
     Funds Set Aside...........................    8
     Limitation on Liability...................    9
     Governing Law.............................    9
Use of Proceeds................................    9
Plan of Distribution...........................    9
Legal Matters..................................    9
Experts........................................    9
     Appendix..................................    i

                                                 Tandy Corporation



                                         Dealer/Franchisee Rewards Program
                                                Take Stock in Tandy




                                                    PROSPECTUS





                                                  August 17, 1998


                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses of the offering are estimated as follows:


           Expenses                                                 Amount*

Securities and Exchange Commission registration fee............    $1,701.08
Legal fees.....................................................    $2,500.00
Printing and engraving expenses................................    $5,000.00
Accountants' fees..............................................    $1,000.00
Blue sky and legal investment fees and expenses................   $   250.00
Miscellaneous expenses.........................................   $   500.00
                                                               ---------------

Total..........................................................   $10,951.08


*The first item is actual; the others are estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

              The General Corporation Law of the State of Delaware contains,  in
         Section 145, provisions relating to the indemnification of officers and directors. Article 14 of the bylaws of the Company contains provisions requiring indemnification by the Company of its directors and officers to the full extent permitted by law. These provisions extend to expenses reasonably incurred by the director or officer in defense or settlement of any such action or proceeding.

              The board of directors of the Company has general authority to indemnify any officer or director against losses arising out of his or her service as such, unless prohibited by law. The Company carries insurance to cover potential costs of the foregoing indemnification of the Company's officers and directors.

ITEM 16. EXHIBITS

Exhibit
Number                                      Description of Exhibit

  5.1         Legal Opinion of Mark C. Hill, Esq.
23.1          Consent of Accountants
23.2          Consent of Mark C. Hill, Esq. (included in opinion filed as
               Exhibit 5).
24.1          Power of Attorney (included on the signature page filed herewith).

Item 17.          Undertakings.

                  (a)      The Company hereby undertakes:
                           (1) To file,  during  any  period in which  offers or
sales are being made, a post-effective amendment to the registration statement:

                                    (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;
                                    (ii) To reflect in the  prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                                    (iii) To include  any  material  information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) For the  purpose  of  determining  any  liability
under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)  To  remove  from  registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Worth, State of Texas, on the 11th day of August, 1998.

                                            Tandy Corporation
                                            By:      /s/Dwain H. Hughes
                                                    Dwain H. Hughes
                                                    Senior Vice President
                                                    and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on the 11th day of August, 1998.

Signature                                              Title



*                                            Chairman of the Board, Chief
                                             Executive Officer and Director
John V. Roach                                (Principal Executive Officer)


/s/ Dwain H. Hughes                           Senior Vice President and
Dwain H. Hughes                               Chief Financial Officer
                                              (Principal Financial Officer)


*                                              Vice President and
Richard L. Ramsey                              Controller (Principal
                                               Accounting Officer)


*                                              Director
James I. Cash, Jr.


*                                              Director
Ronald E. Elmquist


*                                              Director
Lewis F. Kornfeld, Jr.


*                                              Director
Jack L. Messman


*                                               Director
William G. Morton, Jr.


/s/ Dwain H. Hughes
By Dwain H. Hughes

Attorney-In-Fact


*                                                Director
Thomas G. Plaskett



*                                                Director
Leonard H. Roberts


*                                                 Director
Alfred J. Stein


*                                                 Director
William E. Tucker


*                                                 Director
John A. Wilson


*                                                 Director
Edwina D. Woodbury

/s/ Dwain H. Hughes
By Dwain H. Hughes

Attorney-In-Fact

                                  EXHIBIT INDEX


Exhibit
Number                              Description of Exhibit


  5.1                      Legal Opinion of Mark C. Hill, Esq.*

23.1                       Consent of Accountants*

23.2                       Consent of  Mark C. Hill, Esq. (included in opinion
                              filed as Exhibit 5).*

24.1                       Power of Attorney*
-------------

*Previously filed.